Exhibit 23.4

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Acelyrin, Inc. of our report dated April 29, 2022, except for the presentation of the convertible preferred stock and common stock as described in Note 2 as to which the date is February 10, 2023, with respect to our audit of the financial statements of ValenzaBio, Inc. as of December 31, 2021, and for the year then ended, which appear in ACELYRIN, INC.’s Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-271244).

/s/ Macias Gini & O’Connell LLP

San Jose, California

May 8, 2023